Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made as of January 8, 2015 by and between Streamline Health Solutions, Inc., a Delaware corporation (the “Company”), and Robert E. Watson (“Executive”).  The Company and Executive are collectively referred to herein as the “Parties.”

WHEREAS, the Company and Executive are parties to that certain employment agreement dated as of April 22, 2013 (the “Employment Agreement”), pursuant to which Executive currently serves as President and Chief Executive Officer of the Company;

WHEREAS, Executive has decided to resign from his employment with the Company in order to become the President of Nant Health, LLC;

WHEREAS, the Parties desire to terminate their employment relationship amicably and to terminate the Employment Agreement (except as otherwise explicitly provided herein and therein);

WHEREAS, the Company desires to engage Executive to perform certain transition services following the termination of Executive’s employment with the Company, and Executive desires to provide such services.

NOW, THEREFORE, for and in consideration of the promises and the consideration more fully set forth herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and Executive mutually agree as follows:

1.             Separation Date.  Executive’s termination of employment with the Company will be effective as of the date hereof (the “Separation Date”).  Executive shall resign from his position as an officer of the Company and any other positions he may hold with the Company or any of its affiliates as of the Separation Date, and Executive agrees that he will execute any and all documents necessary to effect such resignations.

2.             Board Service.  Notwithstanding the provisions of Section 1 of this Agreement, Executive shall remain a member of the Board of Directors of the Company (the “Board”).

3.             Payments and Benefits.

(a)           Accrued Obligations.  On the Separation Date (or as soon as administratively practicable thereafter), the Company shall (i) pay Executive his accrued but unpaid salary through the Separation Date, subject to any applicable withholding; and (ii) reimburse expenses incurred by Executive prior to the Separation Date for which Executive is entitled to reimbursement under the Company’s expense reimbursement policies.  Executive acknowledges that he shall have no right to receive any bonus payment with respect to 2014.

(b)           Benefit Plans.  Executive’s participation in the Company’s employee benefit plans and arrangements shall terminate effective as of the Separation Date, except as provided herein and except for any benefits under such plans or arrangements that may provide for later termination in accordance with the provisions of such plan or arrangement.

(c)           COBRA.  Executive shall retain any rights he may have under the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any similar state law, to elect continuation of certain healthcare coverage after the Separation Date.

(d)           Transition Services Payment.   So long as Executive has executed and not revoked this Agreement, and so long as Executive is in compliance with the terms of this Agreement and the surviving provisions of the Employment Agreement as of the Payment Date (as defined below), the Company shall pay to Executive a lump sum of $200,000  within ten (10) days following the lapse of the revocation period set forth in Section 6 below (the date of such payment, the “Payment Date”).

(e)           Equity Awards.  So long as Executive has executed and not revoked this Agreement, (i) and subject to the approval of the Board, Executive shall be granted 59,244 shares of restricted common stock of the Company (the “Restricted Stock”), which Restricted Stock shall vest at the rate of one-sixth (1/6) on each of the one-month anniversaries of the Separation Date; and (ii) any options to acquire common stock of the Company held by Executive as of the Separation Date (the “Options”) shall continue to vest in accordance with their terms through the earlier of (A) the date on which Executive is no longer a member of the Board or (B) May 31, 2015.  Notwithstanding the terms of any stock option agreements between the Company and Executive or the applicable Company equity plans, the Company agrees that Executive shall have a period of six months following the later of the last day on which he provides Transition Services to the Company (as defined below) or the last day on which he serves as a member of the Board to exercise his right to exercise any of his vested Options; provided, however, that no Option shall be exercisable following its expiration date.  Any continued vesting referred to in this Section 3(e) shall be subject to Executive’s compliance with the terms of this Agreement and the surviving provisions of the Employment Agreement.

(f)            Section 409A of the Internal Revenue Code.  This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”). Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement that constitutes an item of deferred compensation under Section 409A, and becomes payable by reason of Executive’s termination of employment with the Company will be made to Executive unless Executive’s termination of employment constitutes a “separation from service” (as the term is defined Section 409A) to the extent required to avoid accelerated taxation or tax penalties under Section 409A in respect of such amounts.  For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.  It is intended that this Agreement shall comply with the provisions of Section 409A so as not to subject Executive to the payment of additional taxes and interest under Section 409A.  In furtherance of this intent, the Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions.  Amounts reimbursable under this Agreement shall be reimbursed promptly, but in any event no later than by December 31 of the year following the year in which such expenses were incurred.  The amount of such expenses eligible for reimbursement in one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code.

4.             Transition Services.  In consideration for the payment described in Section 3(d) and the granting of the Restricted Stock, Executive shall render transition services (the “Transition Services”) from the Separation Date through the date which is six (6) months following the Separation Date (the “Transition Period”).  Such Transition Services shall consist of cooperating and providing assistance in effectuating a smooth transition of Executive’s duties and responsibilities to his successor (and/or other person or persons as may be requested by the Board) by providing advice and assistance as to shareholder relations, customer relations, sales, leadership coaching and general transitional matters.  During the Transition Period, Executive shall devote his efforts and attention to the business of the Company on an as needed basis at mutually-convenient times as reasonably requested by the Company, with such services not to materially interfere with Executive’s performance of his duties and responsibilities for Nant Health, LLC, and not to exceed twenty (20) percent of his average level of services prior to the Separation Date, determined in accordance with Section 409A, the intention of the Parties being that the level of services which are required under this Section 4 are such that the date of Executive’s “separation from service” for purposes of Section 409A shall be the Separation Date.  The Company and Executive each acknowledge and agree that, during the Transition Period, Executive shall serve as an independent contractor and not as an employee of the Company.  The Company and Executive hereby covenant with one another to treat the engagement of Executive during the Transition Period as that of an independent contractor, and not an employee, for all purposes.  During the Transition Period, Executive shall (a) be engaged by the Company to exercise his own independent and professional judgment in performing services; (b) determine the manner, means, details and methods used in performing the services; (c) not have any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, or to bind the Company in any manner, except as may be authorized in writing by a duly authorized officer or manager of the Company, and shall not make any contrary representation to any third party.

5.             Release.  Executive, on behalf of himself, his executors, administrators, successors and assigns, now and forever hereby unconditionally release and discharge the Company, together with all of the Company’s past and present affiliates, together with each of their owners, members, stockholders, officers, directors, partners, employees, agents, representatives and attorneys, and each of their estates, heirs, family members, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (“Claims”), which Executive or his executors, administrators, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever, arising from the beginning of time up to the date Executive signs this Agreement including, but not limited to, (a) any Claims arising under any constitution, or any federal, local or state statute or regulation, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Workers Benefits Protections Act, the Family and Medical Leave Act, the Equal Pay Act, the Rehabilitation Act, and the Employee Retirement Income Security Act of 1974, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Worker Adjustment and Retraining Notification Act, the Georgia Equal Pay Act, the Georgia Prohibition of Age Discrimination in Employment Act and the Georgia Equal Employment for Persons with Disabilities Code; (b) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (c) any Claims based in tort, wrongful termination or breach of contract; and (d) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive, including, but not limited to, the Employment Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall in any way diminish or impair any rights Executive may have (a) under this Agreement; (b) with respect to any claim that cannot legally be waived, including but not limited to workers’ compensation benefits claims and unemployment benefits claims; (c) with respect to indemnification arising under the charter or by-laws of the Company (and/or its affiliates), or under any applicable statutory or common law; (d) under the director and officer insurance policy or policies of the Company; and (e) with respect to his existing Company equity and equity rights, including, without limitation, the Options and the Restricted Stock (collectively, the “Excluded Claims”). Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.  By signing this Agreement, Executive represents and warrants that Executive has not commenced or joined in any charge, claim, action or proceeding whatsoever against any of the Releasees arising out of or relating to any of the matters set forth this Section 5.  Executive acknowledges that neither the offer to Executive of this Agreement nor the payments and benefits set forth herein is intended to, or shall be construed as, an admission of liability or of any improper conduct on the part of the Company or any other Releasee.

6.             Consideration and Revocation Period; Voluntary Agreement.  In accordance with the Older Workers Benefit Protection Act of 1990 and the Age Discrimination in Employment Act, Executive is aware of and agrees to the following: (a) Executive has been advised to consult with an attorney of his choosing before signing this Agreement; (b) Executive has been given twenty-one (21) days to consider this Agreement, although Executive may sign it sooner; (c) once Executive signs this Agreement, Executive has seven (7) days to revoke Executive’s consent to this Agreement; (d) any such revocation shall be made in writing so as to be received by Company by hand or overnight delivery prior to the eighth (8th) day following Executive’s execution of this Agreement; and (e) if no such revocation occurs, this Agreement shall become effective on the eighth (8th) day following Executive’s execution of this Agreement.  In the event that Executive revokes his consent as permitted above, or does not sign the Agreement within the twenty-one (21) day period referenced in Section 6(b), this Agreement shall be null and void and Executive shall not be entitled to any payments or benefits hereunder.  Executive further represents and agrees that, absent this Agreement, he would not be entitled to the payments and benefits set forth above in Sections 3(d) and 3(e).

7.             Termination of Employment Agreement; Survival of Restrictive Covenants.   The Parties agree that the Employment Agreement shall terminate and be of no further effect, effective as of the Separation Date, except for Sections 7, 8 and 9 thereof, which shall survive termination of the Employment Agreement.  The Parties further agree that Executive’s employment with Nant Health, LLC shall not constitute a breach of any of Sections 7-9 of the Employment Agreement.

8.             No Additional Obligations.  The Company shall not be obligated to pay any other sums to Executive or to provide any other benefits to Executive after the Separation Date, except as set forth in this Agreement.

9.             Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the respective successors and (in the case of the Company) assigns of the Parties to this Agreement, and each of them.

10.          Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to its conflicts of laws rules.  Executive acknowledges and agrees that Executive is subject to personal jurisdiction in state and federal courts in Fulton County, Georgia, and waives any objection thereto.

11.          Severability.  If any provision of this Agreement shall be held invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.  In the event that any covenant contained herein is not enforceable in accordance with its terms, Executive and the Company agree that such provision shall be reformed to make it enforceable in a manner that provides as nearly as possible the result intended by this Agreement.

12.          Entire Agreement.  This Agreement contains the entire agreement between the Parties pertaining to the subject matter hereof.  No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by the Parties, except as specifically set forth herein.  This Agreement supersedes any and all prior and contemporaneous agreements, term sheets, negotiations and understandings, whether written or oral, pertaining to the subject matter hereof.

13.          Modifications.  No modification, amendment, or waiver of any of the provisions contained in this Agreement, or any future representations, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any party to this Agreement unless made in writing and signed by such party.

14.          Voluntary Agreement.  EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THOSE SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.  EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS SIGNED THIS AGREEMENT AS HIS OWN AND VOLUNTARY ACT.

15.          Notice.  All notices or other communications required or permitted by this Agreement: (a) must be in writing; (b) must be delivered to each party at the address set forth below, or any other address that a party may designate by notice to the other party; and (c) are considered delivered on the earlier of: (a) on the date of delivery if delivered personally or (b) on the first business day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), if to Executive, at his current address on file with the Company or such different address as Executive may provide the Company in writing and if to the Company at its corporate headquarters, attention: Chairman of the Board.

16.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one instrument.

[Signatures appear on the following page]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereby execute this Agreement as of the first date set forth below.

ROBERT E. WATSON

DATED: January 8, 2015	/s/ Robert E. Watson

STREAMLINE HEALTH SOLUTIONS, INC.

DATED: January 8, 2015	By:	/s/ Jonathan R. Phillips
Name: Jonathan R. Phillips
Title: Chairman of the Board